Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of RainRock Acquisition Corp. (the “Company”) of our report dated August 31, 2026, with respect to the financial statements of the Company as of December 31, 2025, and for the period from September 9, 2025 (inception) through December 31, 2025, included in this Registration Statement. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

New York, New York

August 31, 2026